EX-99.1 Press Release
The Pennant Group Announces New $250 Million Credit Facility

EAGLE, Idaho, August 1, 2024 – The Pennant Group, Inc. (NASDAQ: PNTG), the parent company of the Pennant group of affiliated home health, hospice and senior living companies, today announced that the Company has increased its credit facility by $100 million to an aggregate of $250 million. The borrowings are supported by a lending consortium arranged by Truist Securities. The new facility expires on July 31, 2029.

“This amended facility further strengthens our balance sheet, and together with our strong operating cash flow, creates significant dry powder for future growth,” said Brent Guerisoli, Pennant’s Chief Executive Officer. “As always, we will be disciplined and prudent in our use of these funds, and we will benefit from the added flexibility this facility provides, both in terms of its size, and also its covenants and other terms.”

“We appreciate the continued support of our banking partners and the confidence extended by the new lenders joining the consortium,” added Lynette Walbom, Pennant’s Chief Financial Officer.” Ms. Walbom confirmed that in addition to refinancing existing borrowings, the proceeds of the credit facility would be used to fund acquisitions, cover working capital needs, and for other business purposes.

About Pennant:

The Pennant Group, Inc. is a holding company of independent operating subsidiaries that provide healthcare services through 117 home health and hospice agencies and 54 senior living communities located throughout Arizona, California, Colorado, Idaho, Montana, Nevada, Oklahoma, Oregon, Texas, Utah, Washington, Wisconsin and Wyoming. Each of these businesses is operated by a separate, independent operating subsidiary that has its own management, employees and assets. References herein to the consolidated "company" and "its" assets and activities, as well as the use of the terms "we," "us," "its" and similar verbiage, are not meant to imply that The Pennant Group, Inc. has direct operating assets, employees or revenue, or that any of the home health and hospice businesses, senior living communities or the Service Center are operated by the same entity. More information about Pennant is available at www.pennantgroup.com.

Contact Information

The Pennant Group, Inc.
(208) 506-6100
ir@pennantgroup.com

SOURCE: The Pennant Group, Inc.